Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

BULL HORN HOLDINGS CORP.

Article I. NAME OF CORPORATION

Section 1.01 The name of the corporation is Bull Horn Holdings Corp. (the “Corporation”).

Article II. PURPOSE

Section 2.01 The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, effecting a Business Combination (as defined in Article XIII).

Article III. REGISTERED AGENT

Section 3.01 The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, New Castle County, Delaware 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Section 3.02 The Corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors (the “Board”), and may also have offices at such other places, both within and without the State of Delaware, as the Board may from time to time determine or the business of the corporation may require.

Article IV. CAPITALIZATION

Section 4.01 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [_________] shares, consisting of (a) [_____________] shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.02 Preferred Stock. Subject to Article X hereof, without prejudice to any special rights previously conferred on the holders of any existing Preferred Stock, the Board is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.03 Common Stock.

(a)	The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.02), each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Certificate of Incorporation, or in any Preferred Stock Designation, at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation, or in a Preferred Stock Designation, the holders of the Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation or any amendment to any Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or any Preferred Stock Designation.

(b)	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article X and any other provisions of this Certificate of Incorporation (as amended), the holders of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c)	Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article X and any other provisions of this Certificate of Incorporation (as amended), in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.04 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options or convertible securities entitling the holders thereof to subscribe for, purchase or receive shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is hereby expressly authorized to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Section 4.05 Variation of Rights.

(a)	Unless the proposed variation is for the purposes of approving, or in conjunction with, the consummation of a Business Combination, prior to a Business Combination but subject always to the limitations set out in Article X, the rights attached to the Common Stock as specified in Section 4.03 may only, whether or not the Corporation is being wound up, be varied by a resolution passed at a duly convened and constituted meeting of the stockholders of the Corporation holding Common Stock by the holders of at least sixty-five percent (65%) of the total number of shares of Common Stock that are present and have voted (and are entitled to vote thereon) in relation to such resolution at such meeting (or alternatively by a resolution consented to in writing by holders of sixty-five percent (65%) of the votes of all shares of Common Stock entitled to vote thereon), unless otherwise provided by the terms of issue of such class.

(b)	In the case of a proposed variation that (a) is for the purposes of approving, or in conjunction with, the consummation of a Business Combination; or (b) is after the consummation of a Business Combination, the rights attached to the Common Stock as specified in Section 4.03 may only, whether or not the Corporation is being wound up, be varied by a resolution passed at a duly convened and constituted meeting of the stockholder of the Corporation holding stockholders of Common Stock by the holders of more than fifty percent (50%) of the total number of shares of Common Stock that are present and have voted (and are entitled to vote thereon) in relation to such resolution at such meeting (or alternatively by a resolution consented to in writing by holders of more than fifty percent (50%) of the votes of all shares of Common Stock entitled to vote thereon), unless otherwise provided by the terms of issue of such class.

(c)	The rights attached to any class of Preferred Stock in issue as specified in Section 4.01 may only, whether or not the Corporation is being wound up, be varied by a resolution passed at a duly convened and constituted meeting of the stockholders of the Corporation holding shares of Preferred Stock in such class by the holders of more than fifty percent (50%) of the shares of Preferred Stock of that same class present and voting (and entitled to vote thereon) in relation to such resolution at such meeting (or alternatively by a resolution consented to in writing by holders of more than fifty percent (50%) of the votes of all shares of Preferred Stock of the relevant class entitled to vote thereon), unless otherwise provided by the terms of issue of such class.

(d)	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Section 4.06 Fractional Shares. The Corporation may at the discretion of the Board, but shall not otherwise be obliged to, issue fractional shares or round up or down fractional holdings of shares to its nearest whole number and a fractional share (if authorized by the Board) may have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

Article V. Incorporator

Section 5.01 Name and Address of the Incorporator. The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
[__________]	[_____________]

Article VI. BOARD OF DIRECTORS

Section 6.01 Powers of the Board. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders.

Section 6.02 Number, Election and Term.

(a)	The minimum number of directors of the Corporation shall be one and there shall be no maximum number of directors. The number of directors, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time pursuant to a resolution adopted by a majority of the Board.

(b)	Subject to Section 6.05 hereof, the directors of the Corporation shall be divided into two classes designated Class I and Class II. Each class shall consist, as nearly as may be possible, of one-half of the total number of directors constituting the entire Board. The Board may assign members of the Board already in office at the time of effectiveness of this Certificate of Incorporation (the “Effective Time”) to such classes. The Class I directors shall stand elected for a term expiring at the Corporation’s first annual stockholder meeting following the Effective Time and the Class II directors shall stand elected for a term expiring at the Corporation’s second annual stockholder meeting following the Effective Time. At each annual meeting of the stockholders of the Corporation following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the second annual stockholder meeting following their election, subject to their earlier death, resignation or removal. Except as DGCL or any applicable law may otherwise require, in the interim between an annual stockholder meeting or general meeting called for the election of directors and/or the removal of one or more directors any vacancy on the Board, may be filled by the majority vote of the remaining directors.

(c)	Subject to Section 6.05 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal (provided that no director may be removed by majority of the stockholders prior to the consummation of the initial Business Combination).

(d)	Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 6.03 Newly Created Directorships and Vacancies. Subject to Section 6.05 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 6.04 Removal. Subject to Section 6.05 hereof, at any time any or all of the directors may be removed from office with or without cause by the affirmative vote of holders of a majority of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 6.05 Preferred Stock—Directors. Notwithstanding any other provision of this Article VI, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation or any Preferred Stock Designation and such directors shall not be included in any of the classes created pursuant to this Article VI unless expressly provided by such terms.

Article VII. BYLAWS

Section 7.01 Bylaws. In furtherance and not in limitation of the powers conferred upon it by law, the Board and the stockholders shall have the power to adopt, amend, alter or repeal the Bylaws as set out in Article XII below.

Article VIII. MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 8.01 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairman of the Board, chief executive officer or president of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the stockholders shall have no right to call a special meeting.

Section 8.02 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 8.03 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting and may not be effected by the written consent of the stockholders.

Article IX. LIMITED LIABILITY; INDEMNIFICATION

Section 9.01 Limitation of Director Liability. No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Section 9.02 Indemnification and Advancement of Expenses.

(a)	To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 9.02 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.02 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.02(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)	The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 9.02 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)	Any repeal or amendment of this Section 9.02 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 9.02, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)	This Section 9.02 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnity and to advance expenses to persons other than indemnitees.

Article X. BUSINESS COMBINATION

Section 10.01 General.

(a)	The provisions of this Article X shall apply during the period commencing upon the Effective Time and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article X shall be effective prior to the consummation of the initial Business Combination.

(b)	Unless a stockholder vote is required by law or the rules of the Nasdaq Stock Market, or, at the sole discretion of the Board, the Board determines to hold a stockholder vote for business or other reasons, the Corporation may enter into a Business Combination without submitting such Business Combination to its stockholders for approval.

(c)	Although not required, in the event that a stockholder vote is held, and a majority of the votes of the shares entitled to vote thereon which were present at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination.

Section 10.02 Redemption Rights.

(a)	In the event that the Corporation fails to consummate a Business Combination by November 3, 2022 (the “Termination Date”), such failure shall trigger an automatic redemption of the Public Shares (an “Automatic Redemption Event”) and the Directors of the Corporation shall take all such action necessary (i) as promptly as reasonably possible but no more than five (5) business days thereafter to redeem the Public Shares or distribute the Trust Account to the holders of Public Shares in cash at a per-share amount equal to the applicable Per-Share Redemption Price; and (ii) as promptly as practicable, to cease all operations except for the purpose of making such distribution and any subsequent winding up of the Corporation’s affairs. In the event of an Automatic Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares.

(b)	In the event that a Business Combination is consummated by the Corporation other than in connection with a stockholder vote under Section 10.01, the Corporation will, subject to as provided below, offer to redeem the Public Shares for cash in accordance with Rule 13e-4 and Regulation 14E of the Securities Exchange Act of 1934 (the “Exchange Act”) and subject to any limitations (including but not limited to cash requirements) set forth in the definitive transaction agreements related to the initial Business Combination (the “Tender Redemption Offer”), provided however that the Corporation shall not redeem those Shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation pursuant to such Tender Redemption Offer, whether or not such holders accept such Tender Redemption Offer. The Corporation will file tender offer documents with the SEC prior to consummating the Business Combination which contain substantially the same financial and other information about the Business Combination and the redemption rights as would be required in a proxy solicitation pursuant to Regulation 14A of the Exchange Act. In accordance with the Exchange Act, the Tender Redemption Offer will remain open for a minimum of 20 business days and the Corporation will not be permitted to consummate its Business Combination until the expiry of such period. If in the event a stockholder holding Public Shares accepts the Tender Redemption Offer and the Corporation has not otherwise withdrawn the tender offer, the Corporation shall, promptly after the consummation of the Business Combination, pay such redeeming stockholder, on a pro rata basis, cash equal to the applicable Per-Share Redemption Price.

(c)	In the event that a stockholder vote is held to approve the Business Combination, then the Corporation will in connection with a Business Combination either:

(i)	notwithstanding any proxy solicitation in connection with any stockholder vote (to the extent one is required or determined to be held), conduct any required or agreed redemptions in connection with any proposed Business Combination solely pursuant to a Tender Redemption Offer on the same basis as is set out under Section 10.02(b) and on no other basis; or

(ii)	if the Board at its sole discretion elects, or if the Corporation is required to do so by any applicable law or the rules of the Nasdaq Stock Market (whether or not the Corporation is also conducting or required to conduct a Tender Redemption Offer in respect of the Business Combination), in connection with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, offer to redeem the Public Shares (the “Proxy Redemption Offer”), other than those shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation, regardless of whether such shares are voted for or against the Business Combination, for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price; provided, that any such redeeming stockholder who either individually or together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as such term is defined under Section 13 of the Exchange Act) shall not be permitted to redeem more than fifteen percent (15%) of the total Public Shares sold in the IPO.

(d)	In the event the Board proposes any amendment to Article X or to any of the other rights of the Common Stock as set out in Section 4.04, but not for the purposes of approving or in conjunction with the consummation of, a Business Combination that would affect the substance or timing of the Corporation’s obligations as described in this Article X to pay or to offer to pay the Per-Share Redemption Price to any holder of the Public Shares (an “Amendment”) and such Amendment is (i) duly approved by a Resolution of Stockholders; and (ii) the amended Certificate of Incorporation reflecting such amendment is filed with the Secretary of State of Delaware, the Corporation will offer to redeem the Public Shares (other than those shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation) to any stockholder for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price (an “Amendment Redemption Event”).

In no event will the Corporation consummate the Tender Redemption Offer or the Proxy Redemption Offer under Section 10.02(b) or 10.02(c)(ii) or an Amendment Redemption Event under Section 10.02(d) if such redemptions would cause the Corporation to have net tangible assets to be less than US$5,000,001 upon consummation of a Business Combination.

Section 10.03 Distributions from the Trust Account.

(a)	A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an Automatic Redemption Event, an Amendment Redemption Event or in the event he accepts a Tender Redemption Offer or a Proxy Redemption Offer where the Business Combination is consummated. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to the Trust Account. A holder of Public Shares that is an Initial Stockholder or its affiliate or a director or officer of the Corporation shall be entitled to receive distributions upon an Automatic Redemption Event. A holder of Public Shares shall be entitled to receive distributions from the Trust Account only as provided in Section 10.02. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to distributions from the Trust Account.

(b)	Neither the Corporation nor any officer, director or employee of the Corporation will disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination, or (ii) an Automatic Redemption Event or in payment of the acquisition price for any shares which the Corporation elects to purchase, redeem or otherwise acquire in accordance with this Article X, in each case in accordance with the trust agreement governing the Trust Account; provided that interest earned on the Trust Account (as described in the Registration Statement) may be released from time to time to the Corporation to pay the Corporation’s tax obligations and up to US$50,000 of such interest may also be released from the Trust Account to pay any liquidation expenses of the Corporation if applicable.

(c)	Provided that in the event that the Corporation enters liquidation prior to or without having consummated a Business Combination then, in such circumstances, in the event that any surplus assets (the “Residual Assets”) of the Corporation remain following the Corporation’s having complied with its applicable obligations to redeem Public Shares and distribute the funds held in the Trust Account in respect of such redemptions, the Public Shares shall not have any right to receive any share of those Residual Assets which are held outside the Trust Account and such Residual Assets shall be distributed (on a pro rata basis) only in respect of those shares of Common Stock that are not Public Shares.

Section 10.04 Issuance of Shares or Other Securities. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation or any other securities that would entitle the holders thereof to receive funds from the Trust Account or vote on any Business Combination proposal.

Section 10.05 Transactions with Affiliates. The Business Combination must be approved by a majority of the independent members of the Board. In the event the Corporation enters into a Business Combination with a company that is affiliated with the Sponsor or any of the directors or officers of the Corporation, the Corporation will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions on the type of Target Business the Corporation is seeking to acquire that such a Business Combination is fair to the holders of the Public Shares from a financial point of view.

Section 10.06 No Transactions with Other Blank Check Companies. The Corporation shall not enter into a Business Combination with another blank check company, as such term is defined in Rule 419 of the Securities Act of 1933, or a similar company with nominal operations.

ARTICLE XI. CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors or in circumstances where the application of any such doctrine would conflict with any of his or her current or future fiduciary duties or contractual obligations.

ARTICLE XII. AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

Section 12.01  No Amendment by Board. The Corporation may amend its Certificate of Incorporation or Bylaws by a Resolution of Stockholders or by a resolution adopted by a majority of the Board, provided that no amendment may be made by the Board:

(a)	to restrict the rights or powers of the stockholders to amend the Certificate of Incorporation or Bylaws;

(b)	to change the percentage of stockholders required to pass a Resolution of Stockholders to amend the Certificate of Incorporation or Bylaws;

(c)	in circumstances where the Certificate of Incorporation or Bylaws cannot be amended by the stockholders; or

(d)	to change Sections 4.02, 4.03, Article X and this Section 12.01.

Section 12.02 No Amendment by Resolution of Stockholders. Notwithstanding Section 12.01, no amendment may be made to the Certificate of Incorporation or Bylaws by a Resolution of Stockholders to amend:

(a)	Article X prior to the initial Business Combination that would affect the substance or timing of the Corporation’s obligations as described in Article X to pay or to offer to pay the Per-Share Redemption Price to any holder of the Public Shares unless the holders of the Public Shares are provided with the opportunity to redeem their Public Shares upon the approval of any such amendment in the manner and for the price as set forth in Article X; or

(b)	This Section 12.02 during the Target Business Acquisition Period.

ARTICLE XIII. DEFINITIONS AND INTERPRETATION

Business Combination means the initial acquisition by the Corporation, whether through a merger, share exchange, share reconstruction or amalgamation, asset or share acquisition, a contractual arrangement or other similar type of business combination transaction, with a Target Business at Fair Value.

Domestication means the re-domicile of the Corporation as a Delaware corporation in accordance with Section 388 of the DGCL, and Section 184 of the BVI Business Companies Act, 2004 whereupon the Corporation shall no longer be considered a company incorporated in the British Virgin Islands and which takes effectiveness upon the filing of this Certificate of Incorporation and the Certificate of Domestication with the Secretary of the State of Delaware.

Fair Value means a value that is equal to at least 80% of the balance in the Trust Account (excluding any taxes payable thereon) at the time of the execution of a definitive agreement for a Business Combination.

Initial Stockholder means the Sponsor, the directors and officers of the Corporation or their respective affiliates who held shares prior to the IPO.

IPO means the initial public offering of securities of the Corporation, which offering closed on November 3, 2020.

Per-Share Redemption Price means:

(a)	with respect to an Automatic Redemption Event, the aggregate amount then on deposit in the Trust Account (but net of taxes payable and less up to US$50,000 of any interest earned to pay liquidation expenses) divided by the number of then outstanding Public Shares;

(b)	with respect to an Amendment Redemption Event, the aggregate amount then on deposit in the Trust Account, including interest (but which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares; or

(c)	with respect to either a Tender Redemption Offer or a Proxy Redemption Offer, the aggregate amount on deposit in the Trust Account on the date that is two business days prior to the consummation of the Business Combination, including interest (but net of taxes payable), divided by the number of then outstanding Public Shares.

Public Shares means the ordinary shares of the Corporation issued in the IPO which are automatically converted into shares of Common Stock of the Corporation upon the effectiveness of Domestication.

Registration Statement means the Corporation’s registration statement on Form S-1 filed with the SEC as declared effective on October 27, 2020.

Resolution of Stockholders means:

(a)	prior to the consummation of a Business Combination in relation to any resolution seeking to amend or vary the rights of Common Stock (unless such amendment or variation is for the purposes or approving, or in conjunction with, the consummation of a Business Combination), either (x) a resolution approved at a duly convened and constituted meeting of the stockholders of the Corporation by the affirmative vote of the holders of at least sixty-five percent (65%) of the votes of the shares entitled to vote thereon which were present at the meeting and were voted, or (y) a resolution consented to in writing by holders of sixty-five percent of the votes of all shares entitled to vote thereon; or

(b)	in all other cases (including in relation to any resolution seeking to amend or vary the rights of Common Stock where such amendment or variation is for the purposes or approving, or in conjunction with, the consummation of a Business Combination), either (x) a resolution approved at a duly convened and constituted meeting of the stockholders of the Corporation by the affirmative vote of a majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted, or (y) a resolution consented to in writing by holders of a majority of the votes of all the shares entitled to vote thereon.

SEC means the United States Securities and Exchange Commission.

Sponsor means Bull Horn Holdings Sponsor LLC, a Delaware limited liability company.

Target Business means any business or entity with whom the Corporation wishes to undertake a Business Combination.

Target Business Acquisition Period means the period commencing from the effectiveness of the registration statement filed with the SEC in connection with the IPO up to and including the first to occur of (i) a Business Combination or (ii) the Termination Date.

Trust Account means mean the trust account established by the Corporation prior to the IPO and into which a certain amount of the IPO proceeds and the proceeds from a simultaneous private placement of like units comprising like securities to those in included in the IPO by the Corporation are deposited, interest on the balance of which may be released to the Corporation from to time to time to pay the Corporation’s tax obligations, and up to US$50,000 of such interest on the balance of the Trust Account may also be released to pay the liquidation expenses of the Corporation if applicable.

IN WITNESS WHEREOF, Bull Horn Holdings Corp. has caused this Certificate of Incorporation to be duly executed in its name and on its behalf as of the ____ day of _______, 2022.

BULL HORN HOLDINGS CORP.

By:
Name:
	Title:	Incorporator

[Signature Page to Certificate of Incorporation]